Exhibit 99.1

Westwood Holdings Group, Inc. Reports Second Quarter 2012 Results and Declares Quarterly Dividend

DALLAS--(BUSINESS WIRE)--July 19, 2012--Westwood Holdings Group, Inc. (NYSE: WHG) today reported second quarter 2012 revenues of $20.1 million, net income of $2.2 million and earnings per diluted share of $0.30. This compares to revenues of $18.9 million, net income of $3.7 million and earnings per diluted share of $0.52 in the second quarter of 2011. Economic Earnings were $5.2 million compared to $6.7 million for the second quarter of 2011. Economic Earnings per share (“Economic EPS”) were $0.72 per diluted share compared to $0.94 per diluted share for the second quarter of 2011. (Economic Earnings and Economic EPS are non-GAAP performance measures and are explained and reconciled with the most comparable GAAP numbers in the attached tables.)

Several significant items impacted second quarter 2012 pretax results:

  Performance fees recorded for our Master Limited Partnership (“MLP”) strategy totaled approximately $1.2 million versus $1.0 million for the second quarter of 2011.
  A gain of approximately $899,000 related to the sale of 100,000 shares of Teton Advisors, Inc.
  One-time recruiting and legal fees related to hiring Westwood International Advisors (“WIA”) team members were approximately $1.4 million.
  Amortization of WIA bonus awards totaled approximately $1.2 million.
  Ongoing expenses related to WIA operations aggregated approximately $1.3 million. No revenues were contributed by WIA this quarter.

Assets under management were $13.2 billion as of June 30, 2012, down 6% compared to $13.9 billion as of June 30, 2011 primarily due to asset outflows from certain clients and market depreciation, partially offset by asset inflows from new and existing clients. Mutual fund assets, now comprising eight Westwood FundsTM, totaled $1.5 billion as of June 30, 2012, an increase of 15% compared to $1.3 billion as of June 30, 2011.

Brian Casey, Westwood’s President & CEO, commented, “In a volatile quarter for financial markets, our ongoing asset management business essentially kept pace with the first quarter of 2012 as well as with the second quarter of 2011. Several significant items were recorded during the quarter, including yet another MLP strategy performance fee, a gain on selling a portion of our Teton Advisors share position, as well as one-time and ongoing expenses associated with the launch of Westwood International Advisors (“WIA”), each of which are positive developments for Westwood. WIA costs certainly impacted our financial results in the short term however we remain confident that WIA’s Emerging Markets and Global Equity strategies will fuel significant long-term growth for Westwood.”

Westwood’s Board of Directors declared a quarterly cash dividend of $0.37 per common share, payable on October 1, 2012 to stockholders of record on September 14, 2012.

For the six months ended June 30, 2012, Westwood reported revenues of $37.9 million, net income of $6.0 million and earnings per diluted share of $0.82, compared to revenues of $35.9 million, net income of $7.3 million and earnings per diluted share of $1.01, for the same 2011 period. Economic Earnings for the six months ended June 30, 2012 were $11.1 million compared to $12.8 million for the same period in 2011, while Economic EPS for the six months ended June 30, 2012 were $1.52 per diluted share compared to $1.79 per diluted share for the same period in 2011.

Total expenses for the quarter were $16.3 million compared with $12.9 million for the second quarter of 2011. Economic Expenses were $13.3 million compared with $10.0 million for the prior year quarter. (Economic Expenses represents a non-GAAP performance measure and is explained and reconciled with the most comparable GAAP number in the attached tables.)

Westwood will host a conference call to discuss second quarter 2012 results and other business matters at 4:30 p.m. Eastern time today. To join the conference call, dial 866-337-6663 (domestic) or 904-520-5771 (outside the U.S. & Canada). The conference call can also be accessed via the Investor Relations page at westwoodgroup.com and will be available for replay through July 26, 2012 by dialing 888-284-7564 (dial 904-596-3174 outside the U.S. & Canada) and entering passcode 2735901.

About Westwood

Westwood Holdings Group, Inc. provides investment management services to institutional investors, private wealth clients and financial intermediaries. Westwood manages a variety of investment strategies including U.S., Global and Emerging Markets equities as well as income-oriented portfolios. Access to these strategies is available through separate accounts, commingled funds and the Westwood FundsTM family of mutual funds. Westwood has significant, broad-based employee ownership and trades on the New York Stock Exchange under the symbol “WHG.” Based in Dallas, Westwood also maintains offices in Omaha and Toronto.

For more information on Westwood, please visit our website at www.westwoodgroup.com.

For more information on the Westwood FundsTM, please visit www.westwoodfunds.com.

Note on Forward-looking Statements

Statements in this press release that are not purely historical facts, including statements about our expected future financial position, results of operations or cash flows, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “could,” “goal,” “may,” “target,” “designed,” “on track,” “comfortable with,” “optimistic” and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results and the timing of some events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation: our ability to identify and successfully market services that appeal to our customers; the significant concentration of our revenues in four of our customers; our relationships with investment consulting firms; our relationships with current and potential customers; our ability to retain qualified personnel; our ability to successfully develop and market new asset classes; our ability to maintain our fee structure in light of competitive fee pressures; competition in the marketplace; downturns in the financial markets; new legislation adversely affecting the financial services industries; interest rates; changes in our effective tax rate; our ability to maintain an effective system of internal controls; and the other risks detailed from time to time in Westwood’s SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2011 and its quarterly report on Form 10-Q for the quarter ended March 31, 2012. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Westwood is not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events or otherwise.

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
REVENUES:
Advisory fees
Asset-based	$14,102	$14,334	$28,192	$27,658
Performance-based	1,182	991	1,182	991
Trust fees	3,757	3,472	7,228	6,829
Other revenues, net	1,025	62	1,328	390
Total revenues	20,066	18,859	37,930	35,868

EXPENSES:
Employee compensation and benefits	11,885	10,134	20,799	18,789
Sales and marketing	261	247	473	445
Westwood mutual funds	275	233	484	489
Information technology	629	542	1,225	1,000
Professional services	2,063	793	2,942	1,728
General and administrative	1,201	994	2,171	1,882
Total expenses	16,314	12,943	28,094	24,333
Income before income taxes	3,752	5,916	9,836	11,535
Provision for income taxes	1,554	2,179	3,853	4,249
Net income	2,198	3,737	5,983	7,286
Other comprehensive income:
Unrealized gain (loss) on investment securities, net of income taxes of $(476), $92, $(714), and $381, respectively	(874)	171	(1,309)	707
Foreign currency translation loss	(18)	-	(18)	-
Total comprehensive income	$1,306	$3,908	$4,656	$7,993

Earnings per share:
Basic	$0.31	$0.53	$0.84	$1.05
Diluted	$0.30	$0.52	$0.82	$1.01

Dividends declared per share	$0.37	$0.35	$0.74	$0.70

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of June 30, 2012 and December 31, 2011
(in thousands, except par value and share amounts)

	June 30, 2012 (unaudited)	December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$7,138	$5,264
Accounts receivable	8,612	7,707
Investments, at fair value	44,509	54,868
Deferred income taxes	1,654	3,142
Prepaid income taxes	2,470	-
Other current assets	3,861	1,501
Total current assets	68,244	72,482
Goodwill	11,255	11,255
Intangible assets, net	4,377	4,621
Property and equipment, net of accumulated depreciation of $1,671 and $1,647	2,226	2,239
Total assets	$86,102	$90,597

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$1,794	$1,674
Dividends payable	3,479	3,074
Compensation and benefits payable	7,506	12,677
Income taxes payable	-	85
Other current liabilities	14	13
Total current liabilities	12,793	17,523
Deferred income taxes	624	969
Deferred rent	1,294	1,348
Total long-term liabilities	1,918	2,317
Total liabilities	14,711	19,840
Stockholders’ Equity:
Common stock, $0.01 par value, authorized 25,000,000 shares, issued 8,522,998 and outstanding 8,027,445 shares at June 30, 2012; issued 8,105,018 and outstanding 7,707,189 shares at December 31, 2011	85	81
Additional paid-in capital	82,666	76,969
Treasury stock, at cost – 495,553 shares at June 30, 2012; 397,829 shares at December 31, 2011	(18,502)	(14,706)
Accumulated other comprehensive income, net of deferred taxes	613	1,940
Retained earnings	6,529	6,473
Total stockholders’ equity	71,391	70,757
Total liabilities and stockholders’ equity	$86,102	$90,597

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the six months ended June 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,983	$7,286
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	166	130
Amortization of intangible assets	244	250
Fair value adjustment of liabilities	(96)	40
(Gain) on sale of available for sale investment	(803)	-
Unrealized (gains) and losses on trading investments	170	(213)
Restricted stock amortization	4,750	5,192
Loss on disposal of property	1	-
Deferred income taxes	1,857	1,157
Excess tax benefits from stock based compensation	(676)	(558)
Net purchases of investments – trading securities	8,166	(160)
Change in operating assets and liabilities:
Accounts receivable	(905)	(1,988)
Other current assets	(2,362)	(381)
Accounts payable and accrued liabilities	(2,459)	420
Compensation and benefits payable	(5,171)	(2,031)
Income taxes payable and prepaid income taxes	(1,814)	(600)
Other liabilities	(62)	127
Net cash provided by operating activities	6,989	8,671

CASH FLOWS FROM INVESTING ACTIVITIES:
Sale of available for sale investment	950	-
Purchase of property and equipment	(194)	(576)
Net cash provided by (used in) investing activities	756	(576)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of treasury stock	(3,796)	(2,618)
Excess tax benefits from stock based compensation	676	558
Cash dividends	(2,943)	(2,645)
Proceeds from exercise of stock options	210	40
Net cash used in financing activities	(5,853)	(4,665)

EFFECT OF CURRENCY RATE CHANGES ON CASH	(18)	-

NET INCREASE IN CASH	1,874	3,430
Cash and cash equivalents, beginning of period	5,264	1,744
Cash and cash equivalents, end of period	$7,138	$5,174

Supplemental cash flow information:
Cash paid during the period for income taxes	$3,785	$3,750

Reconciliation of Net Income to Economic Earnings and Total Expenses to Economic Expenses
(in thousands, except per share data and share amounts)
(unaudited)

	Three Months Ended June 30,		%
	2012	2011	Change
Net Income	$2,198	$3,737	(41)%
Add: Restricted stock expense	2,885	2,809	3
Add: Intangible amortization	122	125	(2)
Add: Tax benefit from goodwill amortization	47	52	(10)
Economic earnings	$5,252	$6,723	(22)

Diluted weighted average shares	7,250,707	7,186,366	1
Economic earnings per share	$0.72	$0.94	(23)

Total expenses	$16,314	$12,943	26
Less: Restricted stock expense	(2,885)	(2,809)	3
Less: Intangible amortization	(122)	(125)	(2)
Economic expenses	$13,307	$10,009	33%

	Six Months Ended June 30,		%
	2012	2011	Change
Net Income	$5,983	$7,286	(18)%
Add: Restricted stock expense	4,750	5,192	(9)
Add: Intangible amortization	244	250	(2)
Add: Tax benefit from goodwill amortization	95	105	(10)
Economic earnings	$11,072	$12,833	(14)

Diluted weighted average shares	7,272,690	7,183,941	1
Economic earnings per share	$1.52	$1.79	(15)

Total expenses	$28,094	$24,333	15
Less: Restricted stock expense	(4,750)	(5,192)	(9)
Less: Intangible amortization	(244)	(250)	(2)
Economic expenses	$23,100	$18,891	22%

As supplemental information, we are providing non-GAAP performance measures that we refer to as Economic Earnings, Economic Earnings per share (or Economic EPS), and Economic Expenses. We provide these measures in addition to, not as a substitute for, net income, earnings per share and total expenses, which are reported on a GAAP basis. Management and our Board of Directors review Economic Earnings, Economic EPS and Economic Expenses to evaluate Westwood’s ongoing performance, allocate resources and review dividend policy. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income, earnings per share and total expenses, are useful for both management and investors when evaluating Westwood’s underlying operating and financial performance and its available resources. We do not advocate that investors consider these non-GAAP measures without considering financial information prepared in accordance with GAAP.

We define Economic Earnings as net income plus non-cash equity-based compensation expense, amortization of intangible assets and deferred taxes related to goodwill. We define Economic Expenses as total expenses less non-cash equity-based compensation expense and amortization of intangible assets. Although depreciation on fixed assets is a non-cash expense, we do not add it back when calculating Economic Earnings or deduct it when calculating Economic Expenses because depreciation charges represent a decline in the value of the related assets that will ultimately require replacement. In addition, we do not adjust Economic Earnings for tax deductions related to restricted stock expense or amortization of intangible assets. Economic EPS represents Economic Earnings divided by diluted weighted average shares outstanding.

(WHG-G)

CONTACT:
Westwood Holdings Group, Inc.
Bill Hardcastle, 214-756-6900